Exhibit 15.1

Acknowledgment of Independent Registered Public Accounting Firm

Board of Directors

Armada Hoffler Properties, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Armada Hoffler Properties, Inc. for the registration of shares of common stock, preferred stock, depositary shares, warrants, and rights of our report dated May 15, 2014 relating to the unaudited condensed consolidated and combined interim financial statements of Armada Hoffler Properties, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2014.

/s/ Ernst & Young LLP

Richmond, Virginia

May 30, 2014